Exhibit 5.1


                                February 7, 2000




Water Pik Technologies, Inc.
23 Corporate Plaza
Suite 246
Newport Beach, California  92660

Ladies and Gentlemen:

      We are counsel to Water Pik Technologies, Inc. (the "Company") and we have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of the Company's deferred compensation obligations (the "Deferred Compensation Obligations") and an indeterminate amount of interests of participation offered pursuant to the Water Pik Technologies, Inc. Executive Deferred Compensation Plan (the "Plan").

      We have examined the originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the Plan and such other documents as we have deemed necessary or appropriate for purposes of this opinion.

      Based  on  the  foregoing,  we  are  of  the  opinion  that  the  Deferred
Compensation Obligations, when issued by the Company in the manner provided pursuant to the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, subject, as to enforcement, (x) to bankruptcy, insolvency, reorganization, readjustment of debt, arrangement, moratorium, fraudulent conveyance and other laws of general applicability relating to or affecting creditor's rights generally, and (y) to general principles of equity, whether such enforcement is considered in a proceeding at equity or at law.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                          Very truly yours,

                                          /s/ Kirkpatrick & Lockhart LLP